UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CH2M HILL Companies, Ltd.
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As employee-owners of CH2M HILL, one of your important responsibilities is the selection of our Board of Directors. To assist you in understanding and fulfilling this responsibility, the four purposes of this announcement are to:

•         Announce the slate of candidates proposed by the Nominating Committee of the Board, consistent with the process, criteria, and strategic issues outlined in my December 5, 2007, e-mail memorandum.

•         Outline the experience and credentials of the nominees recommended by the Committee in order to provide you with background information about the candidates.

•         Outline the next steps for electing Board members so you can actively participate in the election process.

•         Explain your opportunity to nominate other candidates by means of a petition process.

Board Nominating Committee

Under our Bylaws, the Nominating Committee is comprised of the CEO (as non-voting chair), two Directors, and two employee stockholder representatives who are not Directors.  This year, the Committee included Ralph Peterson (CEO and non-voting chair), Catherine Santee (Director), Bob Bailey (Director), Rick Hirsekorn (Non-Director), and Gene Lupia (Non-Director).

The Nominating Committee met on December 18, 2007, to consider all of the candidates and the input received from our employees.  The Committee carefully reviewed all your responses in determining who could best fulfill the outlined criteria for Board membership.  In considering potential candidates, the Nominating Committee discussed candidates for the positions of the three employee-Directors whose terms are expiring, Bob Bailey, Bob Card and Don Evans.

Candidates and Credentials

As a result of these deliberations, the Nominating Committee intends to propose the following three employee candidates for shareholder consideration at the annual shareholders meeting scheduled for May 6, 2008:

1.     Bob Card, Chairman, CH2M HILL International and Deputy Programme Director for the London 2012 Olympics and Paralympics delivery partner work

2.     Bill Dehn, President, North American Operations

3.     Jacque Rast, Senior Vice President for Business Development, CH2M HILL International

If the candidates are elected at the annual shareholders meeting, the resulting Board will consist of the following employee-Directors and their respective terms of office:

Director	Term Expiration
Mark Lasswell	2009
Joan Miller	2009
Ralph Peterson	2009
Garry Higdem	2010
Catherine Santee	2010
Mike Szomjassy	2010
Bob Card	2011
Bill Dehn	2011
Jacque Rast	2011

Below you will find brief personal background descriptions for Bob Card, Bill Dehn and Jacque Rast and comments on the Nominating Committee’s rationale in proposing them for Board membership.

Bob Card

Bob currently serves as Chairman of CH2M HILL International and he is a member of the Office of the CEO and Deputy Programme Director for the London 2012 Olympic and Paralympic Games delivery partner work. In his role as a member of the OCEO, Bob serves as member of our executive leadership team managing all of our teams operations, with a focus on our rapidly growing international work.  His work as a member of the executive team in London for the Olympics Programme is one of our highest profile and most significant jobs.

Bob re-joined CH2M HILL in September 2004 as President and Group Chief Executive, International, following his tenure as Deputy Undersecretary of the Department of Energy, from 2001-2004.  Prior to this position, Bob had spent his entire career at CH2M HILL in a host of positions, starting as a project manager and eventually serving as President of Kaiser-Hill, the joint venture company responsible for the closure of Rocky Flats.

Bob has served as a Director on our Board from 1992-1994, 1996-1998 and 2006-2008. Given his extensive CH2M HILL experience, including his global work, the industry perspective from his government services and his strategic and creative thinking, Bob will provide exceptional insights as a returning Board member.  His insights, the management of major projects and programs will be particularly important as this work takes a larger share of our diversified services portfolio.

Bill Dehn

Bill is currently President of North American Operations, leading the leveraging aspect of our enterprise businesses in North America.  In his role, he also participates as a member of the OCEO Operations group, which does strategic management of the enterprise’s operations.  Bill’s experience includes a unique combination of Regional, Business Group and direct Major Project experience.

Bill joined CH2M HILL in 1968 in the Seattle office, serving as a project manager on a wide variety of water and environmental projects. In 1983, he became the overall project manager of the firm’s first major environmental (Superfund) program in Reston, Virginia.  In 1990, he was named the Regional Manager for our then-designated San Francisco region.  Prior to taking his current assignment in 2003, he served as the Global Operations Director for the Energy, Environment & Systems Business Group and served as deputy project manager at our major Hanford project in 1999-2000.

Bill has served as a Director from 2004-2006 and chaired the Ownership & Incentive Compensation Committee as well as the Workforce & Diversity Subcommittee during his prior term on the Board.  Bill’s long tenure with CH2M HILL, his extensive knowledge of projects and client relations, and his insight on governance issues will provide unique insights to the Board on issues such as major programs, workforce diversity and selling the company store.

Jacque Rast

Jacque rejoined CH2M HILL in 2005 in the Enterprise Management Solutions Business Group and for the past two years has served as Senior Vice President of Business Development for CH2M HILL International.  She currently serves as a Member of the Board’s Audit and Finance Committee.  Jacque has 24 years experience in our industry, and originally joined CH2M HILL in 1988 in the Environmental Business Group.  She served in design management, project management, business development and client group management positions for ten years in the Reston, VA, Southern California and Denver offices before starting her own management consulting firm, Talisman Partners, which she sold in 2001 to Earth Tech.  After the sale, Jacque served as Senior Vice President, Facilities and Transportation Business Group for Earth Tech from 2001 to 2003.  Jacque also served in a senior leadership position in Earth Tech’s facilities and transportation group and design-build risk review committee.  From 2003 to 2005, Ms. Rast owned Azimuth Group and worked as a senior management consultant for the A/E/C industry before returning to CH2M HILL.  She holds a Bachelor’s Degree in Civil Engineering from Penn State University.

Jacque has had a significant influence in winning several of our recent large international programs, including the London 2012 Olympic and Paralympic Games, the Panama Canal Expansion, and the Mumbai International Airport Expansion.  She is also currently managing the Sellafield (UK) Nuclear Programme pursuit.  The nominating committee believes that Jacque will provide new global market, program, business operations and competitor perspectives to the Board’s activities. We strongly endorse her election as a first-time member of the Board.

Next Steps in the Nominating Process

As provided by CH2M HILL’s Bylaws, after the issuance of this notice, 30 days are allowed for the nomination of additional employee Director-candidates.  To nominate a Director, you must submit a petition signed by stockholders representing at least ten percent of the common stock outstanding.  Petitions for additions to the Nominating Committee slate must be submitted to the General Counsel, Margaret McLean/DEN on or before the expiration of the 30-day period (February 4, 2008).  Since CH2M HILL is registered with the SEC, the petition nomination process is subject to specific SEC proxy rules, which you should follow if you decide to submit additional nominations through petition.

In closing, we want to reemphasize the importance of your comments to the Nominating Committee on the Board of Directors candidates.  Although the nominations are made annually, the process of selecting nominees is really ongoing and continuous.  The input from this year’s selection process becomes the starting point for next year’s nominating process.  Your comments on candidates and issues are highly valued, earnestly sought and sincerely appreciated.

Thank you for your participation in this process.

This announcement, provided as required by CH2M HILL’s Bylaws, is not intended to solicit votes for Board of Directors members.  In April 2008, all shareholders will receive our formal Proxy Statement containing important information about the Board of Directors election and other issues to be considered at the annual shareholders meeting, currently scheduled for May 6, 2008. The Proxy Statement and our Annual Report on Form 10-K will also be available at no cost through the Securities and Exchange Commission’s (SEC) public web site at www.sec.gov. Please read the Proxy Statement and related documents carefully for additional information on topics covered by this announcement.

Information about current Directors’ ownership of CH2M HILL’s share is available in the 2007 Proxy Statement that can be viewed at www.sec.gov; information on the share ownership of proposed employee-directors will be included as part of our 2008 Proxy Statement.  If you have any questions about this announcement or would like any additional information including Director share ownership information, please contact Patrick O’Keefe/DEN.